UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2015

Preferred Apartment Communities, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-34995	27-1712193
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3284 Northside Parkway NW Suite 150, Atlanta, GA	30327
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 818-4100

(Former name or former address, if changed since last report)
_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

As of August 11, 2015, Preferred Apartment Communities Operating Partnership, L.P. ("PAC-OP"), entered into a Purchase and Sale Agreement (as amended, the "Purchase Agreement") with Lenox Village Properties, LLC, Lenox Village Lifestyle Center, LLC and Lenox Village Lifestyle Center III, LLC (collectively, the "Sellers") for the acquisition of a fee simple interest in (i) a 273-unit multifamily community together with approximately 34,961 square feet of commercial retail and office space in Nashville, Tennessee ("Lenox Village"); (ii) an 18-unit multifamily community with approximately 12,631 square feet of retail and office space in Nashville, Tennessee ("Lenox Regent"); and (iii) a 183-unit multifamily community in Nashville, Tennessee ("Lenox Retreat", and together with Lenox Village and Lenox Regent, the "Acquired Communities") for an aggregate purchase price of approximately $77.6 million, exclusive of acquisition-related and financing-related transaction costs. The Purchase Agreement was amended on September 15, 2015, September 25, 2015 and November 23, 2015.

PAC-OP has assigned the right to purchase each of the Acquired Communities to a separate, indirect, wholly owned subsidiary of PAC-OP for each Acquired Community. PAC-OP expects to complete the acquisition of the Acquired Communities in December 2015 (the "Acquisition"). Preferred Apartment Communities, Inc. (the "Company") is the general partner of, and owner of an approximate 99% interest in, PAC-OP. In connection with the Acquisition, Preferred Apartment Advisors, LLC, a Delaware limited liability company ("PAA"), an affiliate of the Company, will receive an acquisition fee equal to 1% of the aggregate purchase price of the Acquired Communities, or approximately $776,000.

At October 9, 2015, the Lenox Village residential units were approximately 97% occupied and had an average annual effective rental rate per unit of approximately $13,994 and at September 10, 2015 the commercial space was approximately 99% leased with effective rent of approximately $19.02 per square foot. At December 31, 2014, the Lenox Village residential units were approximately 97% occupied and had an average annual effective rental rate per unit of approximately $13,620 and the commercial space was approximately 96% leased with effective rent of approximately $18.24 per square foot.

At October 9, 2015, the Lenox Regent residential units were 100% occupied and had an average annual effective rental rate per unit of approximately $13,780 and at September 10, 2015 the commercial space was approximately 81% leased with effective rent of approximately $15.82 per square foot. At December 31, 2014, the Lenox Regent residential units were 100% occupied and had an average annual effective rental rate per unit of approximately $13,233 and the commercial space was approximately 86% leased with effective rent of approximately $18.06 per square foot.

At October 8, 2015, Lenox Retreat was approximately 98% occupied and had an average annual effective rental rate per unit of approximately $12,900.

We currently plan to make approximately up to $700,000 million in aggregate capital improvements to the Acquired Communities within the first two years of ownership and intend to put in place a more definitive plan for capital improvements closer to the closing date for, or following the completion of, the Acquisition.

Almost all of the leased space is for the residential portion of the communities with residential leases ranging from an initial term of three months to one year. No individual tenant occupies 10% or more of any of the Acquired Communities.

Property taxes paid on Lenox Village for 2015 were approximately $580,800. Lenox Village was subject to a 2015 tax rate of approximately 1.57% of its assessed value of $37 million. Property taxes paid on Lenox Regent for 2015 were approximately $57,900. Lenox Regent was subject to a 2015 tax rate of approximately 1.57% of its assessed value of approximately $3.7 million. Property taxes paid on Lenox Retreat for 2015 were approximately $261,700. Lenox Retreat was subject to a 2015 tax rate of approximately 1.57% of its assessed value of approximately $16.7 million. The Company currently anticipates there will be increases. to the property taxes for 2016 and future years due to increased assessments that may occur in connection the closing of the Acquisition.

We expect the initial basis in each of the Acquired Communities for federal income tax purposes will be equal to the purchase price allocated to each Acquired Community based on the third party appraisals to be performed prior to completing the Acquisition. We plan to depreciate each of the Acquired Communities for federal income tax purposes on a straight-line basis using an estimated useful life of 27.5 years.

Under a contract with PAA and the Acquired Communities, PAA's wholly owned subsidiary Preferred Residential Management, LLC ("PRM") will act as property manager for each of the Acquired Communities. The retail portion of Lenox Village and Lenox Regent may be managed by PRM or the Company may hire a third party to manage the retail space. Upon completing the Acquisition, we believe that each of the Acquired Communities will be adequately insured.

The material terms of the Purchase Agreement provide for: (i) an inspection period that expired on September 25, 2015; (ii) an earnest money deposit of $500,000 due at signing of the Purchase Agreement (the "Initial Deposit"), all of which was refundable for any reason during the inspection period; (iii) an additional earnest money deposit of $500,000 due at the expiration of the inspection period (the "Second Deposit", and together with the Initial Deposit, the "Earnest Money"); (iv) a closing date to occur fifteen days following lender's ("Lender") approval of the assumption by the Company of the existing loan on Lenox Village (the "Loan Assumption"), but no earlier than November 9, 2015 and no later than December 31, 2015, without written consent of all parties; and (v) a full refund of the Earnest Money if the Lender does not approve or affirmatively disapproves the Loan Assumption by December 2, 2015 (the "Loan Assumption Approval Date"). The Company extended the Loan Assumption Approval Date to December 24, 2015 when the Company entered into a rate lock agreement with Jones Lang LaSalle Multifamily for the Lenox Retreat property on December 1, 2015 and provided notice to the Seller on December 2, 2015, which also extended the date to which the Earnest Money is fully refundable to December 24, 2015. In connection with the rate lock agreement, the Company paid Jones Lang LaSalle Multifamily a non-refundable deposit of approximately $368,000. The Purchase Agreement also contains additional covenants, representations and warranties that are customary of real estate purchase and sale agreements. Therefore, the Company can give no assurance that the transaction will be consummated.

The Company expects to fund the acquisition of the Acquired Communities with planned first mortgage financing for Lenox Village and Lenox Retreat and a combination of the following: (i) cash on hand; and (ii) borrowings under the Company's senior secured revolving credit facility with KeyBank National Association.

We are in discussions with Freddie Mac to provide first mortgage financing on Lenox Village and Lenox Retreat for the Acquisition. Freddie Mac is currently underwriting Lenox Retreat and we expect this financing (the "Retreat Loan") to be approximately 65% Loan to Value for seven years. We rate locked (both index and interest rate spread) the Retreat Loan at 4.04% per year on December 1, 2015. The Retreat Loan will be for approximately $18.4 million. We expect the Retreat Loan to amortize on a thirty year schedule for the stated term. We expect the Retreat Loan to be non-recourse to the Company and PAC-OP and for the only security to be Lenox Retreat. Freddie Mac is currently underwriting the assumption of the existing loan on Lenox Village (the "Village Loan"). The Village Loan is for an original principal balance of $33,625,000, has a fixed interest rate of 3.82% per year, amortizes based on a thirty year schedule and matures on May 1, 2019. We expect the Village Loan will be non-recourse to the Company and PAC-OP and for the only security to be Lenox Village.

Freddie Mac and the servicer on the Village Loan are reviewing our applications and information submittals to provide us with a final commitment for the Retreat Loan and an assumption approval for the Village Loan. Once we have reviewed the final commitment for the Retreat Loan to ensure that it meets our needs and that the terms and conditions are satisfactory, we will accept the commitment, finalize terms and move to closing. We do not anticipate material changes from the current terms quoted to us in the final commitment, however, changes to loan amount or interest rate and other terms could occur. The terms and conditions we have described for the Retreat Loan are based on the terms and conditions quoted in the rate lock agreement provided to us by Freddie Mac and remains our good faith estimate of the expected material terms and conditions of the new loan until we receive our final commitment letter.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, the First Amendment to the Purchase Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K, the Second Amendment to the Purchase Agreement, a copy of which is filed as Exhibit 10.3 to this Current Report on Form 8-K and the Third Amendment to the Purchase Agreement, a copy of which is filed as Exhibit 10.4 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

10.1
Purchase and Sale Agreement between Lenox Village Properties, LLC, Lenox Village Lifestyle Center, LLC, Lenox Village Lifestyle Center III, LLC and Preferred Apartment Communities Operating Partnership, L.P. dated as of August 11, 2015.

10.2
First Amendment to Purchase and Sale Agreement between Lenox Village Properties, LLC, Lenox Village Lifestyle Center, LLC, Lenox Village Lifestyle Center III, LLC and Preferred Apartment Communities Operating Partnership, L.P. dated as of September 15, 2015

10.3
Second Amendment to Purchase and Sale Agreement between Lenox Village Properties, LLC, Lenox Village Lifestyle Center, LLC, Lenox Village Lifestyle Center III, LLC and Preferred Apartment Communities Operating Partnership, L.P. dated as of September 25, 2015

10.4
Third Amendment to Purchase and Sale Agreement between Lenox Village Properties, LLC, Lenox Village Lifestyle Center, LLC, Lenox Village Lifestyle Center III, LLC and Preferred Apartment Communities Operating Partnership, L.P. dated as of November 23, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREFERRED APARTMENT COMMUNITIES, INC. (Registrant)

Date: December 4 , 2015	By:	/s/ Jeffrey R. Sprain
Jeffrey R. Sprain
Senior Vice President, General Counsel and Secretary